Exhibit 99.2

Pantry Promotes Frank G. Paci to Executive Vice President of Business Operations

SANFORD, N.C.--(BUSINESS WIRE) --April 23, 2009--The Pantry, Inc., (NASDAQ: PTRY), the leading independently operated convenience store chain in the Southeastern U.S., announced the promotion of Frank G. Paci, to Executive Vice President of Business Operations. Mr. Paci has served as the Company’s Sr. Vice President, Finance, Chief Financial Officer and Secretary, since his hiring in June 2007. Mr. Paci will continue to serve in those capacities and will assume additional responsibilities for acquisitions and legal affairs.

Peter J. Sodini, Chairman and Chief Executive Officer of The Pantry, said, “Almost two years ago, Frank joined us and since then he has been an integral part of The Pantry’s senior management team. I am delighted to see him taking on these additional responsibilities.”

Prior to his employment with the Company in June 2007, Mr. Paci was employed with Blockbuster Inc. from 1999 to 2007, where he served as Executive Vice President, Strategic Planning & Business Development from 2006 to 2007 reporting directly to the CEO and advising on corporate strategic initiatives. Mr. Paci previously served in various roles with the Blockbuster finance organization ultimately leading to his role as Executive Vice President, Finance & Accounting, Strategic Planning & Development.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with revenues for fiscal 2008 of approximately $9.0 billion. As of April 10, 2009, the Company operated 1,648 stores in eleven states under select banners, including Kangaroo Express, its primary operating banner. The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

CONTACT: The Pantry, Inc.

Tom Murnane, lead director, 646-732-4911